EXHIBIT 10.4

KOHL’S CORPORATION

2005

DEFERRED COMPENSATION PLAN

Amended & Restated Effective January 1, 2005

TABLE OF CONTENTS

ARTICLE I TITLE AND DEFINITIONS	1

1.1 Title	1

1.2 Definitions	1

ARTICLE II ELIGIBILITY AND PARTICIPATION	5

2.1 Eligibility	5

2.2 Participant	5

ARTICLE III DEFERRAL ELECTIONS	5

3.1 Elections to Defer Compensation	5

3.2 Investment Elections	6

ARTICLE IV ACCOUNTS AND TRUST FUNDING	7

4.1 Deferral Accounts	7

4.2 Trust Funding	7

ARTICLE V DISTRIBUTION OF DEFERRED COMPENSATION	8

5.1 Distribution Due to Termination of Employment	8

5.2. Distribution Due to a Change of Control	9

5.3. Scheduled In-Service Withdrawals	9

5.4. Hardship Withdrawals	9

ARTICLE VI ADMINISTRATION	10

6.1 Administrative Committee	10

6.2 Administrative Committee Action	11

6.3 Powers and Duties of the Administrative Committee	11

6.4 Administrative Committee and Interpretation	11

6.5 Compensation and Expenses	11

6.6 Liability	12

6.7 Quarterly Statements	12

6.8 Disputes	12

ARTICLE VII MISCELLANEOUS	13

7.1 Unsecured General Creditor	13

7.2 Restriction Against Assignment	13

7.3 Withholding	13

7.4 Amendment, Modification, Suspension or Termination	13

7.5 Governing Law	14

7.6 Receipt or Release	14

7.7 Payments on Behalf of Persons Under Incapacity	14

7.8 No Continued Right to Employment	14

7.9 Information	14

KOHL’S CORPORATION

2005

DEFERRED COMPENSATION PLAN

Amended & Restated Effective January 1, 2005

WHEREAS, Kohl’s Corporation desires to adopt the Kohl’s Corporation 2005 Deferred Compensation Plan as a master plan to permit certain of its and its affiliate entities’ senior management employees to provide supplemental retirement income benefits through the deferral of salary, bonus and incentive compensation in accordance with Section 409A of the Internal Revenue Code; and

WHEREAS, Kohl’s Corporation adopted the Kohl’s Corporation 2005 Deferred Compensation Plan effective December 10, 2004, and hereby amends and restates the Plan effective as of January 1, 2005, as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1. Title. This Plan shall be known as the Kohl’s Corporation Deferred Compensation Plan.

1.2. Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meaning specified below:

a) “Account” or “Accounts” shall mean a Participant’s Deferral Account.

b) “Administrative Committee” shall mean the committee appointed by the Board of Kohl’s Corporation to administer the Plan.

c) “Base Salary” shall mean a Participant’s annual base salary, excluding Performance Bonuses and all other remuneration for services rendered to the Company.

d) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the death of a Participant. No beneficiary designation shall become effective until it is filed with the Administrative Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary. If there is no such designation, then the surviving spouse of the Participant shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the estate of the Participant shall be the Beneficiary. In the event any amount is payable under the Plan to a minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable (or such extended period as the Administrative Committee determines is reasonably necessary to allow such guardian to be appointed), payment shall be deposited with the court having jurisdiction over the estate of the minor. The Company may condition any payment hereunder on the receipt of such release as the Company may request. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the spouse or estate of the Participant if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.

e) “Board of Directors” shall mean the Board of Directors of the Company.

f) “Change of Control” shall mean the occurrence of (1) the acquisition (other than from Kohl’s Corporation) by an person, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), other than Kohl’s Corporation, a subsidiary of Kohl’s Corporation, or any employee benefit plan or plans sponsored by Kohl’s Corporation or any subsidiary of Kohl’s Corporation, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 33% or more of the then outstanding shares of common stock of Kohl’s Corporation or voting securities representing 33% or more of the combined voting power of Kohl’s Corporation’s then outstanding voting securities ordinarily entitled to vote in the election of directors unless the incumbent Board (as defined below) before such acquisition or within 30 days thereafter, deems such acquisition not to be a Change of Control; or (2) individuals who, as of the date this Plan is adopted by the Board, constitute the Board (as of such date, the “Incumbent Board”) ceasing for any reason to constitute a majority of such Board; provided, however, that any person becoming a director subsequent to the date this Plan is adopted by the Board whose election, or nomination for election by the shareholders of Kohl’s Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of this Plan, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c); or (3) the consummation of any merger, consolidation or share exchange of Kohl’s Corporation with any other corporation, other than a merger, consolidation or share exchange which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, of the surviving, consolidated or resulting corporation being then beneficially owned, directly or indirectly, by the persons who were Kohl’s Corporation’s shareholders immediately prior to such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of Kohl’s Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or (4) the consummation of any liquidation or dissolution of Kohl’s Corporation or a sale or other disposition of all or substantially all of the assets of Kohl’s Corporation. Notwithstanding the foregoing, a transaction or series of related transactions shall not constitute a Change of Control hereunder unless it or they also constitute a change in control within the meaning of Section 409A of the Code and the guidance promulgated thereunder.

g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

h) “Company” shall mean Kohl’s Corporation and any successor corporations and each corporation which is an “affiliate” member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Kohl’s Corporation is a component member, if the Board of Kohl’s Corporation and the Board of Directors of the applicable corporation provides that such corporation shall participate in the Plan.

i) “Compensation” shall mean Base Salary, Performance Bonuses, and other compensation that the Participant is entitled to receive for services rendered to the Company.

j) “Competition with the Company” means that a Participant, directly or indirectly, whether as a partner, officer, director, employee, manager, consultant or otherwise, during the one (1) year period following the Participant’s Termination of Employment provides Restricted Services for or on behalf of any Competitive Business or, during such one (1) year period, provides any Competitive Business with any advice or counsel in the nature of the Restricted Services.

k) “Competitive Business” shall mean any entity that as of the time of the determination (i) generates more than Five Hundred Million Dollars ($500,000,000) in annual revenues; and (ii) operates or owns a Retail Business. “Competitive Business” shall also include a business that provides a buying office or sourcing service to a Retail Business. “Retail Business” means any business engaged in the sale of products at retail which derives at least twenty percent (20%) of its annual revenue from the sale of Goods in the United States and includes, without limitation, any such business that (i) owns or operates Internet-based or other electronic retail sales or (ii) owns or operates retail stores if such business owns or operates stores located within twenty-five (25) miles of any store operated by the Company.

l) “Credit Rate” for each Fund shall mean an amount equal to the net gain or loss on the assets deemed invested in each Fund by the Participant during each month.

m) “Deferral Account” shall mean the bookkeeping account maintained by the Administrative Committee for each Participant that is credited with amounts equal to (1) the portion of the Compensation the Participant elects to defer; and (2) net earnings and losses on such amount as provided herein; less (3) prior withdrawals, forfeitures and expenses allocated by the Administrative Committee to the Deferral Account of the Participant.

n) “Dependent” shall mean an individual described in Section 152(a) of the Code.

o) “Disability,” shall mean the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

p) “Distributable Amount” shall mean the amounts credited to the Deferral Account of a Participant for any Plan Year, adjusted in accordance with the Credit Rate until the date of distribution, and reduced by any fees or expenses associated with administering this Plan which are not paid by the Company.

q) “Effective Date” shall mean December 10, 2004.

r) “Eligible Employee” shall mean such management employees that are actively employed by the Company on a full time basis as are designated by the Board for participation in this Plan.

s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

t) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Administrative Committee from time to time.

u) “Goods” shall mean merchandise categories that comprise at least ten percent (10%) of the Company’s annual revenues during the twelve (12) months prior to Employee’s last date of employment with the Company.

v) “Initial Election Period” for an Eligible Employee shall mean the period established by Kohl’s Corporation in the month of December, or, if later, the thirty (30) day period following the date the employee initially becomes an Eligible Employee.

w) “Participant” shall mean any Eligible Employee who becomes a Participant in accordance with Article II hereof.

x) “Performance Bonuses” shall mean the performance bonus earned by a Participant during the Company’s fiscal year, as such performance bonuses may be determined by the Company.

y) “Plan” shall mean the Kohl’s Corporation 2005 Deferred Compensation Plan set forth herein, as amended from time to time.

z) “Plan Year” shall mean the twelve (12) consecutive monthly periods beginning on January 1 and ending on December 31 of each year, or such shorter period beginning on the date an Eligible Employee becomes a Participant and ending on the last day of the calendar year. At the discretion of the Administrative Committee, the Plan Year for Participants whose Compensation may be subject to Section 162(m) of the Code will be the Company’s fiscal year.

aa) “Policy” shall mean any insurance policy purchased in connection with this Plan.

bb) “Restricted Services” shall mean services of any kind or character comparable to those Participant provided to the Company during the eighteen (18) month period immediately preceding Participant’s last date of employment with the Company.

cc) “Scheduled In-Service Withdrawals” mean distributions while the Participant is still employed by the Company.

dd) “Termination of Employment” shall mean the Participant ceases to be employed by the Company for any reason on a full time basis.

ee) “Trust” shall mean the irrevocable trust created by the Company into which the Company shall deposit funds pursuant to paragraph 4.2 of the Plan.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1. Eligibility. The Board shall from time to time determine the employees of the Company that are Eligible Employees. The Administrative Committee shall promptly notify each employee of the Company designated as an Eligible Employee of his/her right to participate in the Plan. The designation of an employee of the Company as an Eligible Employee for any Plan Year shall not confer upon such employee a right to continue as an Eligible Employee in any other Plan Year.

2.2. Participant. A participant in the Kohl’s Corporation Amended and Restated Deferred Compensation Plan immediately prior to the Effective Date shall be eligible to be a Participant in this Plan. An employee of the Company who was an Eligible Employee prior to the Effective Date, but not a Participant in the Kohl’s Corporation Amended and Restated Deferred Compensation Plan, may become a Participant in accordance with rules established by the Administrative Committee. An employee of the Company who becomes an Eligible Employee may become a Participant in the Plan in accordance with rules established by the Administrative Committee.

ARTICLE III

DEFERRAL ELECTIONS

3.1. Elections to Defer Compensation.

a) General Rule. The amount of Compensation which an Eligible Employee may elect to defer is Compensation earned on or after the effective date of the election by the Eligible Employee to defer in accordance with this Article III. The Eligible Employee shall generally be eligible to defer a percentage or dollar amount of compensation which shall not exceed one hundred percent (100%) of the Eligible Employee’s Compensation, provided that the total amount deferred by a Participant shall be limited in any Plan Year to an amount in excess of the amount required to satisfy social security tax (including Medicare and any other applicable tax or similar assessment), income tax and employee benefit plan withholding requirements as determined by the Administrative Committee. The minimum deferral that may be made for any Plan Year by an Eligible Employee shall not be less than Five Thousand Dollars ($5,000.00), provided, however, the minimum deferral for the Initial Election Period for participation pursuant to 3.1 shall be prorated based on the number of months of participation remaining in the calendar year.

b) Initial Election Period. The Administrative Committee shall establish rules regarding (i) the participation by employees of the Company who were not Eligible Employees prior to the Effective Date; (ii) the participation of employees of the Company who were Eligible Employees prior to the Effective Date but were not Participants; and (iii) additional deferrals of compensation by previous Participants.

c) Annual Election. An Eligible Employee’s election during the Initial Election Period to defer Compensation shall be in effect only for the Plan Year to which such election relates. Any subsequent election with respect to Compensation must be filed by date designated by the Company in the year prior to the year the Compensation is earned. Notwithstanding the foregoing, in accordance with Q&A-21 of IRS Notice 2005-1, in 2005, an Eligible Employee’s election with respect to Compensation which has not been paid or become payable at the time of election may be filed at any time prior to March 15, 2005. The failure to make an election with respect to any Compensation earned during the Plan Year shall result in no deferral of Compensation for such Plan Year. The Administrative Committee shall from time to time promulgate rules applicable to elections to defer Compensation.

d) Duration of Compensation Deferral Election. An Eligible Employee’s initial election in accordance with this Plan shall be effective on the first day of the first pay period during a Plan Year beginning after such Initial Election Period. An Eligible Employee’s election after the Initial Election Period in accordance with this Plan shall be effective on the first day of the Plan Year following such election.

3.2. Investment Elections.

a) The Administrative Committee shall from time to time select the Funds available for investment designation by Participants with respect to Deferral Accounts. The Administrative Committee shall notify Participants of the type of the Funds selected from time to time. At the time of making the deferral elections described in Section 3.1, each Participant shall designate, on a form provided by the Administrative Committee, the investment funds the Account of the Participant will be deemed to be invested in for purposes of determining the Credit Rate to be credited to that Account. In making the designation, a Participant may specify that all or any percentage of his/her Deferral Account (in one percent (1%) or more whole percentage increments) be deemed to be invested in one or more Funds selected by the Administrative Committee.

Effective as of the end of any calendar month, a Participant may change the investment designation made by filing an election by the 25th day of any calendar month, on a form provided by the Administrative Committee, or, if available, by making the change in investment designation on-line, on a web site established for this purpose. Such change shall be effective as of the beginning of the next calendar month. If a Participant fails to timely elect a Fund, he/she shall be deemed to have elected the money market type of investment or such other Fund as the Administrative Committee may from time to time designate as the Fund to be employed if no timely election is made. A Participant may make investment elections either prior to or after Termination of Employment, or in the event of a Participant’s death, the Beneficiary designated by the Participant may make investment elections.

b) Although the Participant may designate the Funds, the Administrative Committee shall not be bound to invest such amount in any specific Fund and shall have no liability to Participants for failure to so invest. The Administrative Committee shall select from time to time, in its sole discretion, commercially available investment Funds of the investment types determined from time to time by the Administrative Committee. The Administrative Committee may from time to time select alternate Funds in addition to or in replacement of Funds previously selected. If the Administrative Committee selects alternate Funds to replace a Fund previously selected by the Participant, the Participant shall be notified to change their investment designation to a different Fund and if the Participant fails to timely make such change, the Participant’s investment designation to a replaced Fund shall be substituted with an investment designation to an equivalent alternate Fund. The Credit Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to the Account of the Participant.

ARTICLE IV

ACCOUNTS AND TRUST FUNDING

4.1. Deferral Accounts. The Administrative Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Investment Fund Subaccounts”), each of which corresponds to a Fund selected by the Participant. A Participant’s Deferral Account shall be credited as follows:

a) As of the last day of each month, the Administrative Committee shall credit the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant during each pay period occurring in that month in accordance with the deferral election of the Participant. Compensation that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the Investment Fund Subaccount as of the end of the month.

b) As of the last day of each month, each Investment Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount as of the last day of the preceding month by the Credit Rate for the applicable month for the corresponding Fund in which the amount is deemed invested.

4.2. Trust Funding. The Company has created a Trust into which the Company shall deposit amounts equal to the amounts deferred by Participants. The Company shall cause the Trust to be funded each month. The Company shall contribute to the Trust an amount equal to the amount deferred by each Participant for each month during the Plan Year.

The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and, except as otherwise provided herein, shall be used exclusively for the uses and purposes of Plan Participants and beneficiaries as set forth therein. Notwithstanding the foregoing, neither the Participants nor their beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or beneficiaries as benefits. All amounts credited under this Plan shall represent unsecured contractual rights of Plan Participants and beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of general creditors of the Company under federal and state law in the event of insolvency as defined in the Trust.

Except as provided above, and except for amounts forfeited by a Participant hereunder, the assets of the Plan and Trust shall not inure to the benefit of the Company other than in the case of insolvency as defined in the Trust, and the same shall be held for the purpose of providing benefits to Participants and their beneficiaries and defraying reasonable expenses of administering the Plan and Trust.

ARTICLE V

DISTRIBUTION OF DEFERRED COMPENSATION

5.1. Distribution Due to Termination of Employment. The Distributable Amount for any Plan Year shall be distributed to the Participant (and after his/her death to his/her Beneficiary) in accordance with the Participant’s election for such Plan Year. In the case of the Termination of Employment of a Participant, the Distributable Amount shall be paid to the Participant (and after his/her death to his/her Beneficiary) in the form of a lump sum distribution upon the later of: (i) April of the year following the year in which the Participant’s Termination of Employment occurred; or (ii) the 15th day of the first month of the Company’s fiscal quarter that begins on or after the six-month anniversary of the Participant’s Termination of Employment. Notwithstanding the foregoing, a Participant described in the preceding sentence may elect optional forms of distribution in accordance with the procedures prescribed by the Administrative Committee provided that his/her election is filed with the Administrative Committee at the time of the deferral. The Administrative Committee shall allow a Participant to elect an optional form of distribution or to change such election only to the extent such form of distribution is permissible under Section 409A of the Code and any guidance promulgated thereunder. Notwithstanding any election by a Participant, in the event (A) the Participant’s Distributable Amounts for all Plan Years at any time following Termination of Employment is not more than Twenty-Five Thousand Dollars ($25,000), or (B) the Participant engages in Competition with the Company following Termination of Employment, the Participant’s Distributable Amount for all Plan Years shall be paid in a lump-sum distribution, to the extent such a distribution is permissible under Section 409A of the Code and any guidance promulgated thereunder.

In the event a Participant dies after his Termination of Employment and still has a balance in his/her Deferral Accounts, the balance of such Deferral Accounts shall continue to be paid for the remainder of the period as elected by the Participant to the Participant’s Beneficiary.

5.2. Distribution Due to a Change of Control. In the event of a Change of Control before a Participant’s Termination of Employment, the Distributable Amount shall be paid to the Participant (and after his/her death to his/her Beneficiary) in the form of a lump sum distribution within sixty (60) days following the date of the Change of Control. Notwithstanding the foregoing, a Participant described in the preceding sentence may elect an optional form of distribution in accordance with the procedures prescribed by the Administrative Committee provided that his/her election is filed with the Administrative Committee at the time of the Participant’s first deferral under this Plan. The Administrative Committee shall allow a Participant to elect a form of distribution or to change such election only to the extent such form of distribution is permissible under Section 409A of the Code and any guidance promulgated thereunder.

In the event a Participant dies after a Change of Control and still has a balance in his/her Deferral Account, the balance of such Deferral Account shall continue to be paid for the remainder of the period as elected by the Participant to the Participant’s Beneficiary.

5.3. Scheduled In-Service Withdrawals. A Participant shall be permitted to elect a Scheduled In-Service Withdrawal from his/her Deferral Account prior to the Participant’s Termination of Employment or a Change of Control in accordance with the procedures prescribed by the Administrative Committee, provided that his/her election is filed with the Administrative Committee at the time of the deferral. The Administrative Committee shall allow a Participant to elect a Scheduled In-Service Withdrawal or to change such election only to the extent such distribution is permissible under Section 409A of the Code and guidance promulgated thereunder. Notwithstanding the foregoing, the amount of a Scheduled In-Service Withdrawal will be reduced by the amount which is not deductible by the Company under Section 162(m) of the Code. In such event, any amount not distributed because of this limitation will be distributed in the next succeeding Plan Year in which Section 162(m) would not limit the deductibility of such amount.

5.4. Hardship Withdrawals.

a) Any Participant who has been determined by the Administrative Committee to have incurred a “Financial Hardship” as defined herein may request and receive a withdrawal of all or part of his/her Account balance.

b) In the event a Participant desires to withdraw an amount as a Financial Hardship withdrawal:

1) The Participant shall deliver a request for such withdrawal to the Administrative Committee setting forth the amount requested and the factual basis for such Financial Hardship request. The request for withdrawal shall be in a form which complies with requirements, if any, established by the Administrative Committee.

2) If the Participant’s request for a Financial Hardship withdrawal is approved by the Administrative Committee, the distribution shall be made within

30 days of the date the request for withdrawal is received by the Administrative Committee and the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year, to the extent consistent with the provisions of Section 409A of the Code. The Participant’s Deferral Account shall be valued using the month-end balance for the month prior to the month of the distribution and the amounts distributed hereunder will not exceed the amounts necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is, or may be, relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship.)

3) If the Participant’s request for a Financial Hardship withdrawal is denied by the Administrative Committee, in whole or in part, the Administrative Committee shall notify the Participant of such denial. The determination of the Administrative Committee is final and binding on the Company, the Participant and the Participant’s Beneficiaries.

c) “Financial Hardship” is defined as a severe financial hardship to the Participant resulting from:

1) An illness or accident of the Participant, the Participant’s spouse, or a Dependent of the Participant;

2) Loss of the Participant’s property due to casualty; or

3) Other similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

d) Notwithstanding the foregoing, a Financial Hardship withdrawal shall only be permitted to the extent such withdrawal is permissible under Section 409A of the Code and any guidance promulgated thereunder.

ARTICLE VI

ADMINISTRATION

6.1. Administrative Committee. The Administrative Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Administrative Committee shall be determined by the Board from time to time. A member of the Administrative Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member. Vacancies in the membership of the Administrative Committee shall be filled by the Board.

6.2. Administrative Committee Action. The Administrative Committee shall act at meetings by affirmative vote of a majority of the members of the Administrative Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Administrative Committee. A member of the Administrative Committee shall not vote or act upon any matter which relates solely to himself/herself as a Participant. The chairman or any other member or members of the Administrative Committee designated by the chairman may execute any certificate or other written direction on behalf of the Administrative Committee.

6.3. Powers and Duties of the Administrative Committee. The Administrative Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish its purposes including, but not by way of limitation, the following:

a) To select the Funds in accordance with Section 3.2 hereof;

b) To construe and interpret the provisions of this Plan;

c) To compute the amount of benefits payable to Participants and their Beneficiaries;

d) To maintain all records that may be necessary for the administration of the Plan;

e) To provide for the disclosure of all information and the filing of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

f) To make and publish rules, definitions and procedures for administration of the Plan;

g) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe; and

h) To take all actions necessary or in its best interests for the administration of the Plan.

6.4. Administrative Committee and Interpretation. The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties including, but not limited to, the Company and any Participant or Beneficiary.

6.5. Compensation and Expenses.

a) The members of the Administrative Committee shall serve without compensation for their services hereunder.

b) The Administrative Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. The Administrative Committee may require Participants to pay expenses and fees incurred in connection with the administration of the Plan. To the extent authorized by Company, expenses and fees in connection with the administration of the Plan shall be paid by the Company.

6.6. Liability. Neither the Administrative Committee nor any member of the Administrative Committee nor the Company nor any other person who is acting on behalf of the Administrative Committee or the Company shall be liable for any act or failure to act hereunder except for gross negligence or fraud. Such persons shall be indemnified by the Company and held harmless against any and all claims, damages, liabilities, costs and expenses (including attorneys’ fees) arising by reason of any good faith error of omission or commission with respect to any responsibility, duty or action hereunder.

6.7. Statements. The Administrative Committee, under procedures established by it, shall provide a statement with respect to each Account of the Participant on at least an annual basis.

6.8. Disputes. An individual who believes that he/she is being denied a benefit to which he/she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Administrative Committee setting forth his/her claim. The request must be addressed to the secretary of the Company at its principal place of business.

A written notice of a claim denial will be sent within a reasonable time after the Administrative Committee receives a claim, but not later than 90 days after receipt. If a decision cannot be made within 90 days after the Administrative Committee receives the claim, the Administrative Committee may extend the initial review period as permitted under U.S. Department of Labor regulations. The Administrative Committee will provide timely notice of the extension to the Claimant, explaining the unresolved issues that prevent a decision on the claim, and the date the Administrative Committee expects to make its decision.

If the claim is denied, the Administrative Committee will inform the Claimant in writing, setting forth: (i) the specified reason(s) for the denial; (ii) reference to the Plan provisions on which the denial is based; (iii) a description of any additional information necessary to perfect the claim; and (iv) a description of the Plan’s review procedures.

The Claimant may request in writing a review of the denial within 60 days after receiving the notice of denial. Such request must be addressed to the secretary of the Company at its principal place of business. The Claimant may submit written information relating to the claim, and may request copies of all relevant information, free of charge.

The Administrative Committee will review the claim on receipt of the written request for review, and will notify the Claimant of its decision within a reasonable time but not later than 60 days after the request has been received. If an extension of time is required to process the claim, the Administrative Committee will notify the Claimant in writing of the special circumstances requiring the extension and the date by which the Administrative Committee expects to make a determination on review. The extension cannot exceed a period of 60 days from the end of the first review period.

The Administrative Committee will provide the Claimant with written notice of its decision on review. If the decision is adverse, the notice will set forth: (i) the specified reason(s) for the denial; (ii) reference to the Plan provisions on which the denial is based; (iii) a statement that the Claimant may receive, upon request and free of charge, reasonable access to all information relevant to the claim; and (iv) a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

ARTICLE VII

MISCELLANEOUS

7.1. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

7.2. Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated according to the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, engagements of any Participant, his/her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber, or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its sole discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

7.3. Withholding. There shall be deducted from each payment made under the Plan or from any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or Compensation) by the amount of cash sufficient to provide the amount of said taxes.

7.4. Amendment, Modification, Suspension or Termination. The Board of Directors of Kohl’s Corporation may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account (neither the Policies themselves, nor the death benefit shall be treated as allocated to any Account). Notwithstanding the previous sentence, the Board of Directors of Kohl’s Corporation may amend the Plan at any time in order to cause the Plan to meet the requirements of Section 409A of the Code and any guidance promulgated thereunder in order to avoid causing any Participant to become subject to interest and/or penalties that would otherwise by imposed under Section 409A of the Code. In the event this Plan is terminated, the amounts allocated to Participant’s Account shall be distributed to the Participants only in a manner permitted under Section 409A of the Code and any guidance promulgated thereunder.

Notwithstanding anything contained in the Plan or the Trust and notwithstanding any election made by a Participant, all elections to defer Compensation made by a Participant for amounts earned subsequent to a Change of Control shall terminate and be of no force or effect.

7.5. Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of Wisconsin, without regard to its conflicts of law provisions.

7.6. Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee and the Company. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

7.7. Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care of such person.

7.8. No Continued Right to Employment. The designation of an employee as an Eligible Employee under this Plan shall not be construed as conferring upon such employee any right to remain employed by the Company or obligate the Company to continue the employment of the employee or limit the right of the Company to discipline the employee or terminate the employee’s employment. Termination of Employment of the Participant with the Company for any reason, whether by action of the Company or employee, shall immediately terminate the employee’s deferral election for the remainder of such Plan Year. In no event shall this Plan, by its terms or implication, constitute an employment contract of any nature between the Company and the employee.

7.9. Information. Each person, whether a Participant, a duly designated beneficiary of a Participant, a guardian or any other person, entitled to receive payment under the Plan shall provide the Administrative Committee with such information or documents as the Administrative Committee may from time to time deem necessary or in its best interests in administering the Plan.